EXHIBIT 99.1

Olympic Steel Reports 2012 Third-Quarter Financial Results

Company Declares Regular Quarterly Cash Dividend

CLEVELAND, Nov. 8, 2012 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced financial results for the third quarter and nine months ended Sept. 30, 2012.

Net sales for the third quarter of 2012 totaled $342.6 million, a 1.7% decrease from the prior year third quarter's $348.5 million. For the nine-month period, net sales reached $1.1 billion, up 15.9%, from $941.9 million reported for the comparable period in 2011. Year-to-date 2012 sales benefitted from the Company's acquisition of Chicago Tube and Iron (CTI), which closed on July 1, 2011.

Net income for the 2012 third quarter was $1.6 million, or $0.15 per diluted share, compared with $6.1 million, or $0.56 per diluted share, in last year's third quarter. Net income for the nine months totaled $12.4 million, or $1.13 per diluted share, compared with $24.4 million, or $2.23 per diluted share, in the comparable nine-month period of 2011.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "Margin pressure persisted during the third quarter and nine-month period, reflecting lower steel pricing versus the prior year's comparable periods. In addition, higher operating expenses—primarily associated with ongoing expansion projects—were incurred during the current year."

"Despite difficult market conditions, third-quarter and nine-month tonnage volumes increased for the Flat as well as Tubular and Pipe products, partially offsetting the impact of lower margins," Siegal added. "The growth in tonnage volume resulted in an uptick in Olympic Steel's market share during the third quarter and is indicative of the commitment to customer satisfaction and reliably providing high-quality products. As we look toward the end of the current year and into 2013, we believe steel prices will remain volatile and look forward to focusing on things within our control, such as successfully concluding our capital projects and increasing cash flow."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on Dec. 17, 2012, to shareholders of record on Dec. 3, 2012.

Conference Call and Webcast

Olympic Steel will host a conference call to discuss 2012 third-quarter and nine-month results, today, Nov. 8, 2012, at 10:00 a.m. ET. The call will be broadcast live from the Investor Relations section of the Company's website at www.olysteel.com. The webcast will be archived and available for replay on the website for approximately 14 days.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel currently operates from 33 facilities in North America. For further information, visit the Company's website at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metal, industry shipping and inventory levels, and rapid fluctuations in customer demand and metal pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the success of our new startups in Gary, Ind.; Mount Sterling, Ky.; Monterrey, Mexico; Roseville, Minn.; Kansas City, Mo.; and Streetsboro, Ohio; the ability to successfully integrate the newly leased locations or newly acquired businesses into our operations and achieve expected results; equipment installation delays or malfunctions, including the new Streetsboro, Ohio, facility start up; the ability to comply with the terms of our asset-based credit facility and to make the required term-loan payments; the ability of our customers and third parties to honor their agreements related to derivative instruments, including the outcome of the MF Global UK Limited administration process; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve inventory turnover and improve our customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes; events or circumstances that could impair or adversely impact the carrying value of our assets; the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

--Financial Tables Follow--

OLYMPIC STEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
	(unaudited)				(unaudited)

Net sales	$ 342,560		$ 348,547		$ 1,091,977		$ 941,928
% change	(1.7%)		66.6%		15.9%		59.7%

Costs and expenses

Cost of materials sold (exclusive of items shown below)	276,504	80.7%	281,058	80.6%	879,060	80.5%	750,638	79.7%
Warehouse and processing	21,667	6.3%	19,471	5.6%	63,892	5.9%	51,432	5.5%
Administrative and general	16,765	4.9%	16,461	4.7%	52,647	4.8%	43,339	4.6%
Distribution	8,682	2.5%	8,080	2.3%	26,960	2.5%	20,427	2.2%
Selling	7,085	2.1%	7,209	2.1%	20,989	1.9%	18,140	1.9%
Occupancy	2,057	0.6%	2,297	0.7%	6,495	0.6%	5,790	0.6%
Depreciation	4,953	1.4%	4,434	1.3%	14,636	1.3%	11,413	1.2%
Amortization	223	0.1%	222	0.1%	667	0.1%	222	0.0%

Total costs and expenses	337,936	98.7%	339,232	97.3%	1,065,346	97.6%	901,401	95.7%

Operating income	4,624	1.3%	9,315	2.7%	26,631	2.4%	40,527	4.3%

Other (income) expense, net	(51)	(0.0%)	91	0.0%	(90)	(0.0%)	91	0.0%

Income before financing cost and income taxes	4,675	1.4%	9,224	2.6%	26,721	2.4%	40,436	4.3%

Interest and other expense on debt	2,120	0.6%	2,237	0.6%	6,411	0.6%	3,868	0.4%

Income before income taxes	2,555	0.7%	6,987	2.0%	20,310	1.9%	36,568	3.9%

Income tax provision	916	35.9%	851	12.2%	7,915	39.0%	12,163	33.3%

Net income	$ 1,639		$ 6,136		$ 12,395		$ 24,405

Net loss on interest rate hedge, net of tax	(165)		--		(568)		--

Total comprehensive income	$ 1,474		$ 6,136		$ 11,827		$ 24,405

Earnings per share:

Net income per share - basic	$ 0.15		$ 0.56		$ 1.13		$ 2.23

Weighted average shares outstanding - basic	10,961		10,937		10,958		10,936

Net income per share - diluted	$ 0.15		$ 0.56		$ 1.13		$ 2.23

Weighted average shares outstanding - diluted	10,967		10,951		10,967		10,949

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
Consolidated Balance Sheets
(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$ 3,832	$ 7,403
Accounts receivable, net	152,434	122,579
Inventories, net	288,698	277,765
Prepaid expenses and other	9,417	13,112

Total current assets	454,381	420,859

Property and equipment, at cost	345,593	329,116
Accumulated depreciation	(146,965)	(135,703)

Net property and equipment	198,628	193,413

Goodwill	47,370	47,254
Intangible assets, net	35,646	36,313
Other long-term assets	11,603	9,660

Total assets	$ 747,628	$ 707,499

Liabilities

Current portion of long-term debt	$ 10,253	$ 9,662
Accounts payable	98,754	$ 104,425
Accrued payroll	10,879	11,613
Other accrued liabilities	14,039	13,875

Total current liabilities	133,925	139,575

Credit facility revolver	211,015	170,405
Long-term debt	56,111	64,149
Other long-term liabilities	11,788	9,580
Deferred income taxes	34,952	37,214

Total liabilities	447,791	420,923

Shareholders' Equity

Preferred stock	--	--
Common stock	121,905	119,816
Accumulated other comprehensive loss	(567)	--
Retained earnings	178,499	166,760

Total shareholders' equity	299,837	286,576

Total liabilities and shareholders' equity	$ 747,628	$ 707,499

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
SEGMENT FINANCIAL INFORMATION
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
SEGMENT INFORMATION:	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales
Flat products	$ 279,075	$ 287,137	$ 903,591	$ 880,518
Tubular and pipe products	63,485	61,410	188,386	61,410
Total net sales	$ 342,560	$ 348,547	$ 1,091,977	$ 941,928

Operating income
Flat products	$ 632	$ 5,762	$ 11,750	$ 36,974
Tubular and pipe products	3,992	3,553	14,881	3,553
Total operating income	$ 4,624	$ 9,315	$ 26,631	$ 40,527

Depreciation and amortization
Flat products	$ 3,969	$ 3,281	$ 11,791	$ 10,260
Tubular and pipe products	1,207	1,375	3,512	1,375
Total depreciation and amortization	$ 5,176	$ 4,656	$ 15,303	$ 11,635

Capital expenditures
Flat products	$ 3,983	$ 8,018	$ 14,715	$ 24,434
Tubular and pipe products	624	184	5,575	184
Total capital expenditures	$ 4,607	$ 8,202	$ 20,290	$ 24,618

	September 30,	December 31,
	2012	2011
Total assets
Flat products	$ 524,983	$ 494,179
Tubular and pipe products	222,645	213,320
Total assets	$ 747,628	$ 707,499

The tubular and pipe products segment is a result of the July 1, 2011 acquisition of Chicago Tube and Iron. As a result, the segment data for the nine months ended September 30, 2011 only includes three months of tubular and pipe products segment data.

OTHER INFORMATION:
	September 30,		December 31,
	2012	2011	2011

Shareholders' equity per share	27.46	26.23	26.28

Debt-to-equity ratio	.93 to 1	.87 to 1	.85 to 1

	Nine Months Ended
	September 30,
	2012	2011
OTHER DATA:	(unaudited)

Capital expenditures	20,290	24,618

Cash dividends per share	$ 0.06	$ 0.06

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT: Richard T. Marabito
         Chief Financial Officer
         Telephone:  (216) 292-3800
         Fax:  (216) 292-3974